UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT OF

REGIS CORPORATION

DATED SEPTEMBER 9, 2013

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 22, 2013

On August 20, 2013, the Board of Directors (the “Board”) of Regis Corporation (the “Company”) approved, subject to shareholder approval, an amendment to the Regis Corporation 2004 Long Term Incentive Plan (the “Plan”) to extend the term of the Plan by ten years through May 26, 2024.  On or about September 10, 2013, the Company made available a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Annual Meeting of Shareholders to be held on October 22, 2013 (the “Annual Meeting”), including a proposal to approve the amendment to the Plan to extend the term (Item 3).

After making the Proxy Statement available to shareholders, the Company was informed by Institutional Shareholder Services, Inc. (“ISS”) that the proposal to approve the Plan amendment received an unfavorable voting recommendation because the potential shareholder value transfer resulting from future awards under the Plan, as determined by ISS using its proprietary model, exceeded a Company-specific allowable cap calculated by ISS by less than 0.2%.  ISS also raised concerns about an excise tax gross-up provision that has been a feature of the Plan since its original adoption and approval by shareholders.  The Company was not, and is not, requesting an increase in the number of shares available under the Plan and, other than extending the term, the Plan as proposed to be amended was identical to the version of the Plan approved by shareholders at the Company’s 2010 Annual Meeting of Shareholders.

After considering the ISS voting recommendation, the Board of Directors has decided to further amend and restate the Plan as follows, in addition to extending its term as previously proposed:

•                  The Plan will limit the number of shares that can be granted as “full value awards” (i.e., awards other than stock options and stock appreciation rights).  No more than 3,465,701 shares, representing 75% of the shares remaining available for issuance under the Plan at June 30, 2013, may be issued as future full value awards.

•                  The Plan will no longer include share counting rules that ISS classifies as “liberal share recycling.”  Accordingly, shares tendered or withheld in payment of the purchase price of a stock option, shares tendered or withheld to satisfy a tax withholding obligation, shares repurchased with proceeds received by the Company from exercise of a stock option and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right may not be used again under the Plan.

•                  The Plan’s provision regarding excise tax gross-up payments will not apply to participants first receiving awards under the Plan after the date the amended and restated Plan is approved by shareholders at the upcoming annual meeting.

There are no other changes to the Plan as amended and restated. The Plan, as amended and restated, will be presented for shareholder approval at the Company’s Annual Meeting.

A copy of the Plan, as amended and restated, and subject to shareholder approval as described above, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 11, 2013 with the Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov.

Any vote “FOR” or “AGAINST” the amendment of the Plan by telephone, through the Internet or by proxy card, as made available previously by the Company to shareholders, or using the voting instruction card or by telephone or through the Internet, as made available previously to beneficial owners by a broker, bank or other nominee, will be counted as a vote “FOR” or “AGAINST” the amended and restated Plan, as described above.  If any shareholder has already voted by telephone or via the Internet or returned his or her properly executed proxy card and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date by telephone, via the Internet, by mail

(if permitted by a broker, bank or other nominee, as applicable) or by attending the Annual Meeting in person and revoking it as described in the Proxy Statement.  If any shareholder would like a new proxy card or has any questions, he or she should contact the Company at (952) 947-7915.

This Supplement to the Proxy Statement is first being released to shareholders on or about October 11, 2013, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

/s/ Eric A. Bakken
Secretary
October 11, 2013